Exhibit 10.1

Web Site License Agreement

Parties:                                       This Web Site License Agreement (“Agreement”) is made this 8th day of July, 2003 (“Effective Date”) by and between Taymark, Inc., 4875 White Bear Parkway, White Bear Lake MN 55110 (“Taymark”) and iParty Corp., 1457 VFW Parkway, West Roxbury, MA 02132 (“iParty”).

Recitals:                              Taymark has developed and operates a proprietary method of doing business that includes computer software, a goods catalogue for products and an HTML template whereby customers can order party related products over the World Wide Web portion of the Internet (the “System”).

iParty is in the business of selling party related goods to retail customers through both retail stores and an Internet Web site, both of which operate under the iParty® brand name.

iParty desires to license to Taymark the rights to use and have the benefit of iParty’s brand name, goodwill, Web Site content and functions, and other intellectual property in connection with the sale of party goods to retail customers through a Web site to be accessed through the URL www.iParty.com.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Taymark and iParty agree as follows:

Definitions:

a.                                       “Licensed Intellectual Property” shall mean iParty’s proprietary rights, including without limitation, trade marks, trade secrets, copyrights, know how, and patents, in and to the items set forth on Schedule 1 hereto. “Licensed Intellectual Property” shall not include the System, any items, materials, data, descriptions or elements which are  in the public domain, come into the public domain hereafter or were known by or used by Taymark prior to the date hereof.

b.                                       “Licensed Mark” shall refer to the marks “iParty” and “iParty.com” and any variations or derivatives thereof that iParty may from time to time develop or use, together with the goodwill associated therewith.

c.                                       “the Web Site” shall mean the Internet Web site operated by Taymark pursuant to the terms and conditions of the Agreement that offers party goods for retail sale in connection with the Licensed Mark.

d.                                       “Customers” shall mean retail consumers of party goods who use and/or purchase party goods through the Web Site.

e.                                       “Customer Data” shall mean personally identifying data collected from Customers.

f.                                         “Privacy Policy” shall mean the iParty’s privacy policy, a copy of which is attached hereto as Exhibit A and amended to conform to this agreement including section 1.4

g.                                      “Goods” shall mean the party goods offered for sale by Taymark through the Web Site.

h.                                      “Goods Catalogue” shall mean the total catalogue of Goods offered for sale by Taymark through the Web Site, as it may change from time to time.

i.                                         “Transition Period” shall mean the period of time between the date that a valid and effective notice is received by one party from the other that this Agreement will terminate, not be renewed, or otherwise expire, and the actual date that this Agreement terminates or otherwise expires.

1.                                      Web Site License.

1.1                               License.  During the effective term of this Agreement, iParty grants Taymark a license, subject to the terms and conditions set forth herein, to use the Licensed Intellectual Property in connection with the operation of the Web Site offering party goods for sale to Customers over the Internet.  This license includes the right to use, reproduce, prepare derivative works of, distribute, perform and display the content provided by iParty as part of the Web Site, as appropriate in association with offering Customers access to the Web Site and the Goods. iParty grants to Taymark a non-exclusive right to use the Licensed Intellectual Property solely in connection with the operation of the Web Site, advertising therefore and performance of its duties hereunder. iParty grants to Taymark an exclusive right to use the name “iParty.com” and the URL “www.iParty.com” in connection with the operation of the Web Site, and performance of its duties hereunder.

1.2                               Use of Licensed Marks.  Taymark shall comply with all reasonable conditions set forth in writing from time to time by iParty with respect to the style, appearance and manner of use of the Licensed Marks, provided that iParty shall not require modifications in Taymark’s use of the Licensed Marks more frequently than once per year and shall pay all external costs associated with such modifications.  In addition, a notice or notices acceptable to iParty shall be used on the Web Site and/or related materials, including but not limited to, promotional materials and advertising bearing the Licensed Marks, to identify the licensed use under this Agreement and the proprietary rights of iParty.  Such notice shall read “the [iParty] name and mark are used under license.”  Taymark shall provide iParty with samples of proposed uses of the Licensed Marks not less than fifteen (15) days prior to the first instance of any public use of the Licensed Marks on the Web Site or related materials, including advertising and promotional materials, for review by iParty.  The proposed uses of the Licensed Marks shall be deemed approved unless iParty notifies Taymark of its objections in writing within fifteen (15) days of receipt of such samples.  Representative specimens showing the use of the Licensed Marks and related materials shall be provided by Taymark to iParty from time to time upon iParty’s reasonable request.

1.3                               Ownership of Intellectual Property.  Nothing in this Agreement shall be construed to create ownership rights on the part of either party to any of the intellectual property belonging to the other party, any derivative works created there from, any variations thereof or modifications thereto.  All such intellectual property shall be and remain the exclusive property of its respective owner.

1.4                               Customer Data.  iParty shall own all information and data related to Customers that is collected in connection with Customers’ activities through the Web Site, regardless of the nature of the information and data, or where such information and data is maintained (“Customer Data”). iParty grants to Taymark a non-assignable, non-transferable, non-exclusive right and license to use Customer Data solely in connection with the operation of the Web Site and fulfilling its obligations under this Agreement, and for no other purposes whatsoever.  iParty specifically retains all right, title and interest in and to such Customer Data, except for the limited license rights granted hereunder. Upon request, Taymark shall promptly and accurately provide iParty (in a format and manner mutually agreed to by the parties) all Customer Data collected through the Web Site with respect to Customers who visit, browse and make purchases on the Web Site, provided that Taymark shall be under no obligation to independently verify the accuracy of the Customer inputted information it collects.  During the Term, Taymark shall maintain Customer Data for as long as commercially necessary to perform its obligations under this Agreement and meet its internal business needs and requirements in accordance with its standard record retention policies.  Upon termination of this Agreement, Taymark shall promptly turn over to iParty all copies of Customer Data, except that Taymark may retain Customer Data necessary to maintain the record keeping requirements of paragraph 1.7, below and as may be required to be kept in accordance with normal business practices.  The term “Customer Data” shall not include information about persons gathered from sources other than the Web Site, even though such persons may also be customers of the Web Site.

1.5                               Additional License.  In addition to the license rights set forth in Section 1.1, above, iParty grants Taymark a non-exclusive, non-assignable, non-transferable, License to use certain of the Licensed Intellectual Property, expressly limited to those items of intellectual property set forth on Schedule II hereto, solely in connection with the operation of other internet web sites owned and operated by Taymark.  The license granted in this Section 1.5 shall survive the termination or expiration of this Agreement unless this Agreement is terminated pursuant to Section 7.3 hereof due to the default or material breach of Taymark.

1.6                               Royalties.  Taymark shall pay all Royalties due to iParty by either electronic funds transfer to an account designated by iParty or by delivering a check to iParty, in either event, no later than the twenty-first (21st) day of each calendar month for sales of Goods made through the Web Site (and the telephone order number posted on the Web Site) the preceding month. Taymark will also at the same time provide iParty with a summary report of all sales and related activity for the preceding month.  “Royalties” are equal to Net Sales multiplied by fifteen (15%) percent. For purposes of this provision, “Net Sales” means the actual amounts collected from Customers placing orders via the Web Site (and the telephone order number posted on the Web Site) reduced by the amount of any taxes, shipping or handling charges, rush charges, refunds, credits, and allowances.

1.7                               Taymark’s Records.  During the term of this Agreement, Taymark shall keep and maintain in accordance with its normal business practices at its primary U.S. place of business books and records of all business transacted by Taymark in connection with the Web Site and the Licensed Marks for such period as required to permit iParty’s review under this Section 1.7.  Taymark’s accounting records of sales, shipment and returns of Goods sold in connection with the Web Site and the Licensed Marks shall be maintained in such a manner that Taymark can generate reports and records of such sales, separate from Taymark’s accounting records relating to other items distributed or sold by Taymark.  iParty, or its duly authorized agents or representatives who shall be members of a nationally recognized firm of certified public accountants, shall have the right at its own expense, exercisable once in any twelve (12) month period, to inspect said books and records at Taymark’s premises during regular business hours, provided that iParty shall give to Taymark at least thirty (30) days’ prior notice of its intention to do so, and provided further that iParty’s inspection rights may relate to periods up to two (2) years prior to the date of such examination.  All individuals to who may have access to Taymark’s books and records must sign a confidentiality agreement on Taymark’s standard form.

2.                                      Web Site Functionality and Operation.

2.1                               Look and Feel.  The parties agree that the Web Site operated by Taymark shall, to the extent that it is commercially and technically feasible to do so, incorporate the appearance, features and functionalities of the iParty.com Web Site presently operated by iParty.  At a minimum, the Web Site will include the functionalities and features set forth on Schedule III.

2.2                               Privacy and Security.  Taymark will maintain the privacy of Customers and Customer identifying information, in accordance with the Privacy Policy adopted by iParty and presently used by it in connection with its operation of the iParty.com Web Site and modified to conform to with the requirements of paragraph 1.4 of this agreement. Taymark will post a copy of the Privacy Policy on the Web Site, which approval will not be unreasonably withheld.  All changes to the Privacy Policy must be approved by iParty in writing prior to their implementation.  Taymark shall undertake commercially reasonable security measures to prevent unauthorized access to, and use of, and maintain the security, confidentiality and integrity of, the Web Site.  Such measures shall include, at a minimum and without limitation: (a) firewall protection; and (b) maintenance of independent archival and backup copies of the main pages.  Taymark shall also be required to utilize Secure Socket Layer (“SSL”) encryption when processing orders and accepting Customers’ personal and credit card information and shall apply for and obtain an SSL certificate from Verisign or another mutually acceptable established encryption key vendor .  Taymark will also operate the Web Site in compliance with the requirements of the Children’s Online Privacy Protection Act.  Taymark will implement and follow the policies and procedures set forth in the Privacy and Security Statement issued by Taymark and James Tower.

2.3                               Hosting.  During the Term of this Agreement, Taymark shall host the Web Site through a Web hosting company of Taymark’s choosing.

2.4                               Exclusivity.  Taymark may use the Licensed Intellectual Property only for the purposes set forth in this Agreement to permit Customers to browse the Web Site and to place orders with Taymark for fulfillment by Taymark and otherwise as set forth in Section 1.5 hereof.  In no event shall Taymark be permitted to use the Licensed Intellectual Property for any other purpose.

2.5                               iParty’s Additional Content.  Taymark will include an “Investor Relations” HTML link on the Web Site home page.  The Investor Relations link will link to a Web page providing iParty’s corporate and investor relations information.  iParty, or a third-party designated by iParty, will host and provide the content for the “Investor Relations” page and will be responsible for maintaining and updating the information contained on it.  Subject to Taymark’s approval, which may not be unreasonably withheld, iParty may link other materials to the Web Site and link to the Web Site from existing and future Web sites owned or controlled by iParty, or its affiliates.  Taymark will include a store locations page on the Web Site that will contain the locations, hours of operations, and the telephone numbers for iParty’s stores.  iParty will provide the content for this page and will be responsible for updating it.

2.6                               E-Mail and URL Hosting.  During the term of this Agreement, iParty will continue to host the “iParty.com” URL on a domain server (the “iParty Server”) of its choice.  iParty will cause hits to the iParty.com domain to be directed away from the iParty Server to an Internet Protocol address associated with the Web Site and designated by iParty.  Subject to the terms and conditions of this Agreement, and the license granted herein, Taymark may configure the Web Site so that Web Site content is displayed within a Web page frame showing the www.iParty.com URL and located on the iParty Server.  During the term of this Agreement, iParty will maintain e-mail service associated with the iParty.com URL through a POP3 or equivalent server.  iParty shall configure the POP3 server so that e-mail to the customercare@iParty.com; gurus@iParty.com; remove@iParty.com; and privacy@iParty.com addresses, will be forwarded to a POP3 server designated and accessed by Taymark.

2.7.                            Availability of Web Site.  Taymark shall use commercially reasonable efforts to maintain availability of the Web site twenty-four (24) hours a day, seven (7) days a week, throughout the term of hereof.  Taymark shall use commercially reasonable efforts to process and complete orders placed by Customers on the Web Site..

2.8                               Approval by iParty.  iParty shall have the right to exercise its commercially reasonable approval of the concept for the Web Site and all content to be included on the Web Site by Taymark.  The layout, design and content of the Web Site shall initially be provided to iParty prior to the anticipated launch of the Web Site and, thereafter, prior to posting on the Web Site.  Changes to the overall look and feel, features or functions of the Web Site shall require iParty’s express prior written approval.  Provided, however, that Taymark may update the content of the site from time to time to reflect new Goods offerings, sales, promotions and other marketing efforts of Taymark without such prior written approval from iParty.  Taymark shall not permit the site to contain any pornographic, obscene or offensive material or content that reflects negatively on the Licensed Marks.

2.9                               Taymark may modify the Web Site as required by applicable law if Taymark, in its reasonable discretion, determines such modifications are necessary.

3.                                      Prices and Goods Catalogue.

3.1                               Retail Prices.  The Web Site will be configured to include Taymark’s online Goods Catalogue and Taymark’s retail price to the Customers for the goods.  Taymark will endeavor to establish prices for the Goods that are, on an overall basis, competitive with the usual and customary retail price for Goods charged by other internet based retail party goods businesses, excluding any sale or promotional items.

3.2                               Goods Catalogue. Taymark reserves the right, in its sole discretion and without incurring any liability to iParty or Customers, to:  (a) alter the specifications for any products in the Goods Catalogue; (b) discontinue the manufacture or availability of any products in the Goods Catalogue; (c) discontinue the development of any new product, whether or not such product has been announced publicly or is included in the Goods Catalogue; or (d) commence the manufacture and sale of new products having features which make any product in the Goods Catalogue wholly or partially obsolete, whether or not iParty is granted any distribution rights in respect of such new products.  Notwithstanding the above, Taymark shall provide iParty with notice of such decisions and shall fill all accepted purchase orders from the Customers for any such altered or discontinued products of which manufacturing and commercial deliveries have commenced.  Taymark shall provide iParty with a report identifying all of the items contained in the Goods Catalogue on a quarterly basis.  iParty shall have the right to review and inspect the products from the Goods Catalogue offered on the Web Site to Customers once in any calendar quarter.  The purpose of this review and inspection is to allow iParty to ensure that the quality and selection of products offered on the Web Site do not damage the Licensed Marks or the goodwill associated therewith.  As part of this review, iParty shall have the right to have products removed from the selection of products offered on the Web Site. iParty shall have the right to request that products be added to the Goods Catalogue, including without limitation products sourced through third party vendors, and Taymark will reasonably consider al such requests.  If iParty requests that certain products be added to the Goods Catalogue and Taymark declines to do so, iParty may guarantee in writing a commercially reasonable amount of sales for those products, purchase; the inventory for Taymark or take such other steps as it may find appropriate.  In that event, Taymark may add such products to the Goods Catalogue if it believes it is commercially reasonable to do so.

3.3                               Inventory.  Taymark will maintain inventory in such amounts as Taymark in its sole discretion deems appropriate.  In the event iParty believes inventory levels of products are inadequate, iParty may notify Taymark and the parties will meet and attempt to resolve any differences.

3.4                               Promotions.  Taymark may from time to time promote the Web Site to Customer by means of us such promotions and advertising campaigns as the parties may mutually agree. iParty shall have the right, without payment to Taymark, to produce and distribute promotional brochures or inserts, point of sale displays or other advertising materials displaying the Web Site name, including in conjunction with iParty’s retail stores. All such promotional brochures or inserts, point of sale displays or other advertising materials which describe any Goods on the Web Site, offer discounts, free shipping, kickers, or anything of value and which display the Web Site name must be approved in writing by Taymark before they are displayed or distributed to the public.  Taymark shall have the right to refuse to honor any such promotions that are not approved in writing in advance by Taymark.

3.5                               Advertising.  Neither party shall have the right to place banner or other advertising, including “pop-up windows” on the Web Site without the other party’s written consent, which consent may be withheld at the sole discretion of that party. In the event the parties agree to place any advertising on the Web Site, the parties shall also agree on the division of revenues.

4.                                      Customer Transactions.

4.1                               Ordering.  Taymark shall collect all data necessary to process and fulfill Customer orders received through the Web Site.  The Web Site will contain a telephone number that Customers may use to place orders. The parties agree that orders received by Taymark through that telephone line shall be deemed to be received through the Web Site and treated the same as orders received through Web Site.

4.2                               Shipment of Goods.  Taymark shall ship each order which Taymark accepts as specified by the respective Customer to the Customer’s designated point of delivery submitted with the order. Taymark may only deliver to addresses within the United States, U. S Virgin Islands, and Canada. Taymark will also ship to APO and FPO addresses. Taymark will use commercially reasonable efforts to fill and ship orders in a timely fashion or in the time frame indicated by the Web Site. Taymark may reject orders with incomplete order information, incomplete shipping information or for shipment outside the United States, U. S Virgin Islands, and Canada.

4.3                               Fulfillment.  Taymark will use commercially reasonable efforts to: (a) maintain sufficient inventory to fulfill Customer orders; and (b) meet the following shipping goals set forth below:

4.3.1                     Standard.  ”Standard Orders” means Orders shipped domestically and internationally via carriers other than overnight carriers and two-day carriers.  Provided that Taymark has received credit approval by 12:00 noon Central Time on the day of receipt of a Standard Order, Taymark will ship such Standard Order no later than 7:00 p.m., Central Time, the second Business Day following receipt by Taymark of credit approval for such Standard Order. Standard Orders for which credit approval is received after 12:00 Noon, Central Time on any Business Day, or at any time on any day which is not a Business Day, will be shipped no later than 7:00 p.m., Central Time the third Business Day following receipt of credit approval.

4.3.2                     Priority.  ”Priority Orders” means Orders shipped domestically or internationally via overnight or two-day carrier.  Priority Orders for which credit approval has been received by Taymark on any Business Day before 12:00 Noon, Central Time will be shipped on the same day.  Priority Orders for which credit approval is received after 12:00 Noon, Central Time on any Business Day, or at any time on any day which is not a Business Day, will be shipped on the following Business Day.  Taymark may charge added shipping and handling charges for such Priority Orders.

5.                                      Customer Service and Returns.

5.1                               Customer service and returns will be processed through the Web Site by linking to a page which Taymark will identify as the “Customer Service Contact”.  iParty shall notify Taymark as soon as possible after receipt of products by iParty or its Customer of any complaint whatsoever iParty or its Customer may have concerning such products. Customer Returns will be handled in accordance with return policy set forth on Schedule B.

6.                                      Taxation.

6.1                               Taymark shall collect sales taxes within such jurisdictions as Taymark has a legal obligation to do so.  iParty and the respective Customer may be liable for sales, use or other taxes which are not collected by Taymark.  Each party shall indemnify, defend and hold the other party harmless with respect to any claims arising from the indemnifying party’s failure to collect, report or pay sales, use, or other taxes, in accordance with applicable tax laws and regulations.

7.                                      Term and Termination.

7.1                               The term of this Agreement is two years from the Effective Date and shall renew on a yearly basis unless either party provides notice of non-renewal to the other in writing more than one hundred eighty  (180) days before the end of any term.

7.2                               Either party may terminate this Agreement upon 180 days notice without cause.

7.3                               Either party may immediately terminate this Agreement for cause at any time upon written notice to the other Party in the event of the occurrence of one or more of the following events: (i) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by the other party; or (ii) if such a petition is filed by any third party, or an application for a receiver of the other party is made by anyone, and such petition or application is not resolved favorably by such party within 90 days; or (iii) the other party materially breaches any of its representations, warranties, obligations or agreements hereunder, and such breach, if capable of being cured, is not cured within 60 days following receipt of written notice of such breach from the non-breaching party.

7.4                               Transition Period.  During the Transition Period, Taymark will continue to accept and fill Customer orders out of its regular inventory.  If Licensee reasonably expects that it will not be able to meet Customer demand for certain Goods from its inventory during the Transition Period, then Licensee shall provide Licensor with a description of such Goods.  iParty may offer to guarantee in writing a commercially reasonable amount of sales for those Goods, purchase the Goods for Taymark, or take such other steps as it may find appropriate. Taymark may accept such offer if it believes it is commercially reasonable to do so. During the Transition Period, Taymark shall cooperate with iParty with respect to the transfer and return the Licensed Intellectual Property to iParty or its designee; the transfer of the www.iParty.com URL to Taymark; and the establishment by iParty or its designee of a successor Web site located at the URL with a minimum of disruption and inconvenience to Customers.

7.5                               Return of Licensed Intellectual Property.  Except as otherwise set forth in Section 1.5 hereof, Taymark shall return all Licensed Intellectual Property, and all tangible embodiments thereof, to iParty upon the expiration or other termination of this Agreement and Taymark shall have no further rights of use thereof.

7.6                               No Further Compensation.  In the event either party terminates this Agreement in accordance with the terms hereof, the parties hereby agree that, without prejudice to any other remedies which either party may have in respect of any breach of this Agreement, neither party shall be entitled to any compensation, reimbursement or like payment from the other solely as a result of such termination.

8.                                      Confidential Information.

8.1                               “Confidential Information”  means all non-public information and ideas, including, but not limited to, information regarding a party’s business, financial condition, operations, products, services or finances, disclosed by such party (either orally or in writing) to the other party.  Taymark and iParty may have previously exchanged and may exchange certain Confidential Information relating to the development and implementation of the Web Site, the design thereof, and any modification thereof.  It is the intention of Taymark and iParty that this information shall be used by the other party solely for the purpose of implementing and operating the Web Site and for no other purpose.  Each party shall endeavor to designate any information or ideas it communicates to the other party which it, in good faith, believes constitutes “Confidential Information” by marking it as Confidential. Such designation is for informational purposes only and the designation, or lack thereof, is not determinative of the confidential nature of the information.

8.2                               Non-Disclosure.  No party and no representative of a party shall disclose to any other person or use the Confidential Information without the prior written consent of the other party.  In addition, without the prior written consent of the other party, no party and no representative of a party shall disclose to any other person the fact that Confidential Information has been made available.

8.3                               Return of Confidential Information.  In the event that this Agreement is terminated or otherwise expires, no party and no representative of a party shall use, for any purpose, any of the Confidential Information now or hereafter received or obtained from the other party or its Representatives. All Confidential Information (and all copies, summaries, and notes or the contents or parts thereof) shall be returned to the disclosing party within thirty (30) days of such termination or expiration and shall not be retained by the other party or its representatives in any form or for any reason.

8.4                               Exclusions.  A party or its representative may retain, disclose or otherwise use Confidential Information to the extent that such Confidential Information (a) shall have been made public other than through acts of, or attributable to, such party or its Representatives in violation of this Agreement; (b) is required to be disclosed by law; or (c) has been independently developed by such party or its Representatives without violating any obligations under this Agreement.  If any governmental agency or any third party shall seek in any way to discover or otherwise gain access to, or production of (“Discovery”) any Confidential Information or any other data or records of one party that may be in the possession of the other party, the other party shall immediately notify the first party and shall, at the first party’s written request and at the first party’s expense, oppose such Discovery, and cooperate with the first party in the first party’s efforts to preclude, quash, limit or impose protective orders or similar restrictions on such Discovery.

9.                                      iParty’s Warranties.

9.1                               iParty has sufficient right, title and interest in and to the Content to enter into and perform this Agreement and to grant the license rights granted to Taymark. “Content” shall mean the Licensed Intellectual Property, and all other materials provided by iParty for inclusion in the Web Site.

9.2                               iParty represents and warrants that the Licensed Intellectual Property, the Content and any additional content posted on the Web Site by or at iParty’s direction does not:  (I) violate or infringe any trademark, trade dress, or copyright; (II) constitute a libel or defamation of or an invasion of the rights of privacy or publicity of any person, firm or corporation or violate any other right, title or interest of any other person, firm or corporation; (III) violate any law or regulation; or (IV) contain materially false, inaccurate or misleading information.

10.                               Taymark’s Warranties.

10.1                        Taymark represents and warrants that the System and any materials (other than the Licensed Intellectual Property, Content or additional content provided by iParty) used in connection with the operation of the Web Site or posted on the Web Site by or at Taymark’s direction does not:  (I) violate or infringe any trademark, trade dress, or copyright; (II) constitute a libel or defamation of, or an invasion of the rights of privacy or publicity of any person, firm or corporation or violate any other right, title or interest of any other person, firm or corporation; (III) violate any law or regulation; or (IV) contain materially false, inaccurate or misleading information.

11.                               Indemnification.

11.1                        iParty Indemnification.  iParty shall indemnify, defend, and hold harmless Taymark, its parent, divisions, subsidiaries, affiliates, directors, officers, employees and agents, and defend any action brought against the same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that the same is based upon a claim that: (i) if true, would constitute a breach of any of iParty’s representations, warranties, or obligations hereunder; (ii) arises out of the negligence or willful misconduct of iParty; (iii) any of the Content, or additional content posted on the Web Site at the request of iParty or the Licensed Intellectual Property, or any portion thereof, infringes or violates any patents, copyrights, trade names, trade secrets, licenses, or other proprietary rights of any third party.

11.2                        Taymark Indemnification.  Taymark shall indemnify, defend, and hold harmless iParty, its parent, divisions, subsidiaries, affiliates, directors, officers, employees and agents, and defend any action brought against the same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that the same is based upon a claim that: (i) if true, would constitute a breach of any of Taymark’s representations, warranties, or obligations hereunder; (ii) arises out of the negligence or willful misconduct of Taymark; (iii) arises out of or in any way relates to any of the Products, or the use thereof, sold to Customers through the Web Site; and (iv) the operation or content of the Web Site or any portion thereof, or the System or any portion thereof, but in any event excluding the Licensed Intellectual Property, Content and any additional content provided by iParty, infringes or violates any patents, copyrights, trade names, trade secrets, licenses, or other proprietary rights of any third party.

11.3                        Insurance.  In furtherance of Taymark’s covenants contained in the preceding subparagraph, each party agrees to carry general commercial liability insurance with a minimum limit of liability of at least Five Million Dollars ($5,000,000) per occurrence and the other party shall be named as an additional insured party therein.  A certificate evidencing the existence of such insurance policy shall be delivered within thirty (30) days of the execution of this Agreement.

12.                               Limitations on Liability.

12.1                        IN NO EVENT SHALL EITHER PARTY OR THEIR RESPECTIVE DIRECTORS, OFFICERS, PARENT COMPANIES, AND AFFILIATES, LICENSEES AND SUPPLIERS, BE LIABLE FOR ANY LOST DATA OR CONTENT, LOST PROFITS, BUSINESS INTERRUPTIONS OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR

PUNITIVE DAMAGE ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED TO THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.                               General Provisions.

13.1                        Force Majeure.  In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communication lines, but excluding employee strikes or a shortage of supplies or personnel (an “Event”), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance.  Upon receipt of such notice, all obligations under this agreement shall be immediately suspended for the duration of such Force Majeure Event.

13.2                        Notice.  All notices, demands, requests or other communications required or permitted under this Agreement will be deemed given when (i) delivered personally; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, unless otherwise indicated in this Agreement.  Taymark may provide notice of price adjustments by e-mail or by U.S. mail and any such notice shall be effective as of the date specified therein.

13.3                        Waiver.  Waiver of any breach, or failure to enforce any term of this Agreement shall not be deemed a waiver of any breach or right to enforce which may thereafter occur.  No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified herein.

13.4                        Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the parties will substitute a new enforceable provision of like economic intent and effect.

13.5                        Applicable Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes thereto, shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to conflict of law principles.

13.6                        U.N. Convention.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.7                        Compliance with Laws.  Each Party shall comply with all applicable international, national, state, regional and local laws and regulations, and industry customs in conducting business and performing its obligations hereunder.

13.8                        Assignment.  Neither party shall have the right to assign this Agreement without the prior written consent of the other party.  The transfer of a majority of the capital stock or substantially all of the assets of a party or a change in actual control of a party shall be deemed an assignment for the purposes of this section and any purported assignment without the other party’s consent shall be void and shall be a breach of this Agreement. A party shall not unreasonably withhold consent to an assignment provided that the assignee meets the non-assigning party’s standards for credit worthiness, business acumen, reputation, morality and all other factors deemed relevant by the non-assigning party. The potential assigning party and the potential assignee shall provide the non-assigning party all information reasonably requested by it relevant to its determination.

13.9                        Initial Attempt to Resolve Dispute.  In the event of any dispute or disagreement between the parties either in interpreting any provision of this Agreement or about the performance of either party, then upon the written request of either party, each of the parties will appoint a designated representative to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceeding. During the course of such negotiation(s), all reasonable requests made by one party to the other for information, including copies of relevant documents, shall be honored. The specific format for such discussions will be left to the discretion of the designated representatives.  If the designated representatives are unable to resolve the dispute within 30 days after their first meeting, either party may seek mediation and arbitration of the dispute as set forth in Section 13.10 below.

13.10                 Mediation and Arbitration of Dispute.  Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or any other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute arising under this Agreement that cannot be resolved as set forth in Section 13.9 above shall be resolved through a mediation-arbitration approach. The parties agree to first try to resolve the dispute informally with the help of a mutually agreed-upon third party mediator. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit their dispute to binding arbitration in Minneapolis Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein.  The arbitration may be conducted by one impartial arbitrator by mutual agreement or by three arbitrators if the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration. All arbitrators are to be selected from a panel provided by the American Arbitration Association.  Upon request of a party, the arbitrators shall have the authority to permit discovery to the extent they deem appropriate. A court reporter shall record the arbitration hearing and the reporter’s transcript shall be the official transcript of the proceeding. The arbitrators shall have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages. The arbitrators shall specify the basis for any damage award and the types of damages awarded. The decision of the arbitrators shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party.  The prevailing party in the arbitration proceedings shall be awarded reasonable attorneys’ fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrators shall for good cause determine otherwise.  Neither party nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties or except as required by law, regulations promulgated thereunder, reporting requirements of and to the Securities and Exchange Commission, or court order.

13.11                 Further Assurances.  Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

13.12                 Section Headings.  Section headings contained in this Agreement are inserted for convenience or reference only and shall not in any way limit or affect the meaning, construction or scope of any of the provisions hereof.

13.13                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

13.14                 Relationship of the Parties.  The relationship of the parties hereunder shall be that of independent contractors.  Nothing herein shall be construed to constitute a partnership between or joint venture of the parties, nor shall either party be deemed the agent of the other or have the right to bind the other in any way without the prior written consent of the other.

13.15                 No Third-Party Beneficiaries.  This agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other person has any right, benefit, priority or interest under, or because of the existence of, this agreement.

13.16                 Jurisdiction.  Subject the provisions of Section 13.10; all disputes arising out of or relating to this Agreement shall be submitted to the non-exclusive jurisdiction of the state and federal courts in the State of Minnesota, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto.

13.17                 Survival of Provisions.  In the event of any termination of this Agreement, the following provisions of this Agreement, Sections 1.3-1.7, 7.5, 7.6, 8.1-8.4, 13 and such other provision and Section that may be specified in the Agreement, are intended to continue and survive and shall so continue and survive beyond the termination of this Agreement.

13.18                 Additional Agreement.  Contemporaneous with the execution of this Agreement, the parties hereto have entered into an Exclusive Sales Representative Agreement, (the “Exclusive Sales Representative Agreement”) a copy of which is attached hereto as Exhibit C.

13.19                 Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto, constitute the entire understanding and contract between the parties and supersedes any and all prior or contemporaneous oral and written communications regarding the subject matter, all of which communications are merged herein.  It is expressly understood and agreed that no employee, agent or other representative of Taymark has any authority to bind Taymark as to any statement, representation, warranty or other expression unless the statement, representation, warranty or other expression is specifically included within the express terms of this Agreement.  This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties.

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the day and year first above written.

Taymark, Inc.

By:	/s/ Jonathan Staruck

Its:	General Manager

iParty Corp.

By:	/s/ Patrick Farrell

Its:	President

Exhibit A

PRIVACY POLICY

iParty.com is strongly committed to protecting the privacy of our customers, though we make every effort to preserve user privacy, we may need to disclose personal information when required by law wherein we have a good-faith belief that such action is necessary to comply with a current judicial proceeding, a court order or legal process served on our Web site.

If you have questions or concerns regarding this statement, you should first contact us at customercare@iparty.comat:

4875 White Bear Parkway
White Bear Lake, MN 55110
or you can reach us by telephone at 800-447-2789

Is it safe to make online purchases from iParty.com?
Yes. We have made data security a priority. When a purchase is made or when personal information is provided to us, we use Secure Sockets Layer (SSL) technology to ensure that your information is encrypted. This means that no one else can read it while it is being transmitted over the Internet. SSL is regarded as the industry standard among encryption technologies. It is among the best software available today for secure commerce transactions.

What do you do with my information?
Simply put, we use your information to serve you better. iParty is committed to quality customer experience. For customers who make a purchase at iParty.com, we record which pages you visited and any other information volunteered during the ordering and registration process. All of this information is kept confidential. We aggregate this data anonymously to analyze how people use our site and to learn how we can improve their shopping experience. We may also use the information we collect to notify you about important functionality changes to the Web site, new iParty services and special offers we think you’ll find valuable. This may also include special offers, information on upcoming retail store promotions and other marketing related information for the iParty.com Web site, retail stores and/or on behalf of our carefully selected promotional partners. For customers only browsing iParty.com, our site automatically recognizes your Internet service provider, but cannot identify you as an individual.

What are cookies and how are they used?
To optimize your shopping experience we use a common Web browser feature called a cookie. Cookies are small files that your Web browser places on your computer’s hard drive. Some of them expire after a set period of time. Others expire as soon as you close your browser. Cookies help us keep track of items you order and ensure that your order is shipped to you and not to someone else. We also use cookies to recognize you as a prior customer and to retrieve certain information previously provided by you, so that you do not need to re-enter this information every time you shop with us. Personal information you provide to iParty is stored safely behind firewalls using state-of-the-art technology.

What are log files? Are they safe?
Log files are data files where user information is stored. All of this information is kept confidential. Any information you choose to provide is stored safely in log files behind firewalls using state-of-the-art technology. We never share, sell or exchange personal information about our customers with third parties.

What is co-branding?
Co-branding is a way for a Web site to bring other Web sites with complementary content to the attention of its users. Co-branding is often executed by framing, which is a method of dividing browser windows. Framing allows us to display the iParty look and feel while allowing you to browse another site at the same time. It’s important to note that while you may see the iParty frame, any information you provide to a co-branding partner is not covered by our privacy policy. Be sure to check the privacy statements of any third-party Web sites for information about their use of cookies and personal information they may collect independently.

What information do you collect on the Special Offers page?
On the Special Offers page, we ask for your name and address so that we may mail you special offers and promotions. There is space for you to give us additional contact information as well as demographic information, but only your name and address are required to receive any mail from iParty. An email address is required if you wish to receive email offers and iParty.com newsletters.

All information that you provide in the “Tell Us About Yourself” section is used only by iParty to better define our product selection and special offers.

Will you sell or exchange my information with a third party?
iParty does not sell or exchange names, or any other information about our customer, with third parties. Occasionally, we may send special offers to our customers on behalf of our promotional partners, but we do not sell or exchange this information with any of our partners. We may also call you about an order you have placed online, but we do not use or sell numbers for telemarketing purposes.

What about links to other sites?
Some pages on our Web site contain links to other Web sites and occasionally, we may send a special offer email newsletter with links to our promotional partners’ Web site. We are careful to link only to reputable companies. The iParty privacy policy does not extend to third parties. Be sure to check the privacy statements of any third-party Web sites for information about their use of cookies and personal information they may collect.

How will I know when iParty.com changes its privacy policy?
Our privacy policy is regularly reviewed to make sure we continue to serve the privacy interests of our customers. We reserve the right to change and update the privacy policy and these changes will be posted on our Web site. If we make a change to how we collect, store or share personally identifiable information we will update the Web site privacy policy accordingly. We encourage you to visit this page from time to time to ensure you are aware of our any changes we may have made.

Notification of Changes
If at some point there is a change to how we collect, store, or share personally identifiable information, we will notify you by email of the material changes. At that time you may choose to opt out of our new policies by sending a message to an email address that will be provided at that time. You may also visit this privacy statement for any changes to our policies.

How can I update my account information?
You can email us at customercare@iparty.comor write to
4875 White Bear Parkway
White Bear Lake, MN 55110
or you can reach us by telephone at 800-447-2789

Please take me off your mailing list.
If, for any reason, you would like to be taken off our email list, please email customercare@iparty.com.
If you would like to be taken off our print mailing list, please write to
4875 White Bear Parkway
White Bear Lake, MN 55110
or you can reach us by telephone at 800-447-2789

Exhibit B

Within 30 days of receipt of your order, you may return for a full refund any unopened merchandise in new condition with its original packaging and accessories. Merchandise purchased on iParty.com may only be returned through the returns department and will not be accepted at iParty Retail Stores.

Simply follow these instructions:

1.               Wrap the package securely with original packaging material.

2.               Include the packing slip. Let us know which items you are returning and why.

3.               Be sure we have your name, address, phone number and email address. Please add any missing information.

4.               For your protection, please send your package via UPS or Insured Parcel Post. This protects you in case your package is damaged or lost in transit. Send to:

iParty.com
Returns Dept.
4875 White Bear Parkway
White Bear Lake, MN 55110

Exhibit C

Agreement

THIS AGREEMENT is entered into this 8th day, of July, 2003, by and between Taymark, Inc., 4875 White Bear Parkway, White Bear Lake MN 55110 (“Company”) and iParty Corp, 1457 VFW Parkway, West Roxbury, MA  02132 (“Representative”).

WHEREAS, the Company is in the business of operating private labeled internet web sites for the purpose of taking and fulfilling orders for party related products (the “Service”); and

WHEREAS, Representative and Company are parties to a Web Site License Agreement dated July 8, 2003 (the iParty.com Agreement); and,

WHEREAS Representative, is well known in the party products industry and wishes to act as the Company’s representative to solicit new customers for the Service.

NOW, THEREFORE, the parties agree as follows:

1 .                                    Engagement.  The Company hereby appoints Representative to act: (a) as the Company’s exclusive sales representative for soliciting Paper Warehouse, Inc. and Party America Corporation (the “Exclusive Customers”) contract with Company for the Service; and (b) as the Company’s non-exclusive sales representative for soliciting all other entities engaged in the party products business to contract with the Company for the Service (“Customers”).  The Representative accepts this appointment and engagement pursuant to the terms and conditions of this Agreement.

2.                                       Exclusivity. During the first twelve months following execution of this agreement, the Company will not solicit the Exclusive Customers, nor will it grant to any other individual or entity the right to serve as a representative of the Company to solicit the Exclusive Customers to contract with the Company for the Service.  Upon lapse of such twelve month period, Representative shall no longer have any exclusive customers but may continue to solicit all Customers, including the former Exclusive Customers, on a non-exclusive basis.

3.                                       Term of Agreement.  The term of this Agreement shall commence as of the date hereof and shall continue for a period of one (1) year, unless sooner terminated.  If this Agreement is not terminated, it shall be automatically renewed for successive one year periods.  No renewal term of this Agreement shall be construed as being of indefinite duration, but rather as being for successive one-year terms.  Either party may determine not to renew this Agreement by providing the other party with written notice thereof at least 90 days prior to the end of its term or any renewal thereof.

4.                                       Activities of Representative.  During the term of this Agreement, Representative shall represent the Company in soliciting sales of the Service. Representative shall introduce representatives of Exclusive Customers and other Customers to Company.  If the Company and a Customer or an Exclusive Customer enter into an agreement within six months of such introduction whereby Company makes the Service available to a such Customer or Exclusive Customer, Representative shall be entitled to a commissions on sales to patron of such Customers or exclusive Customers as set forth in paragraph 5.  Representative may also be entitled to a commission on sales if Company and Representative agree in writing that Representative’s efforts were the procuring cause of the contractual arrangement between Company and Customer.  Representative shall not, during the term of this Agreement, sell, offer for sale or otherwise represent any service, which competes with the Service in the sale of party related products through the Internet.  Representative acknowledges that the Company may solicit Customers (including former Exclusive Customers after the expiration of the exclusivity period in this Agreement) to contract with Company for the Service and Representative shall not be entitled to any commission on sales to such Customers. Representative agrees at all times during the term of this Agreement and any renewals hereof, to use commercially reasonable efforts to market, promote and support the Service. Representative’s activities on behalf of the Company shall be limited to soliciting Customers for the Service.

5.                                       Compensation of Representative.  As consideration for the services described herein and following the execution of the agreement between the company and an Exclusive Customer or Customer, the Company agrees to pay Representative a monthly commission as set forth herein.  Company shall pay Commissions to Representative by the last day of each calendar month for sales made to patrons of Customers or Exclusive Customers (Patrons) the preceding month.  “Commissions” are equal to Net Sales multiplied by five (5%) percent.  For purposes of this provision, “Net Sales” means the actual amounts collected from Patrons placing orders reduced by the amount of any taxes, shipping or handling charges, rush charges, refunds, credits, and allowances.  In the event the agreement with the Customer or Exclusive Customer call for sales to be made using the site established pursuant to the iParty.com Agreement, Representative shall not be entitled to any commissions on such sales as provided in the Addendum to the Iparty.com Agreement and the commissions payable under this paragraph shall be all compensation due to Representative from Company.

6.                                       Role of Representative.  Representative’s sole relationship with the Company is that of an independent contractor, according to the terms and provisions of this Agreement.  Only the Company shall have authority to enter into agreements with Customers or Exclusive Customers.  The Company shall not make available to Representative or its employees the fringe benefits available to employees of the Company, such as health insurance, life insurance, disability insurance, vacation pay or sick pay.  Representative shall be responsible for its own worker’s compensation, FICA, unemployment insurance, withholding taxes, etc for its employees.

7.                                       Insurance.  The Representative shall, at its sole cost and expense, obtain and maintain Comprehensive General Liability insurance with respect to all aspects of the Representative’s business and operations, with a minimum liability limit of One Million Dollars ($1,000,000.00).  Such insurance shall be issued by an insurance company or companies legally authorized to transact business in the State of Minnesota.  All policies of and for such insurance shall name the Company as an additional insured thereunder and shall provide for at least thirty (30) days prior written notice, by certified mail, return receipt requested, to the Company before cancellation, termination, non-renewal or amendment thereto.  At the request of the Company, the Representative shall provide the Company such documentation as shall be necessary to evidence the existence of such insurance.

8.                                       Name and Office.  The Representative shall conduct business in its own name and shall maintain such offices as shall be necessary to the performance of the Representative’s obligations under this Agreement.

9.                                       Expenses.  Representative shall be responsible for all of its own expenses, including without limitation, advertisement, travel, entertainment, mail, public relations and other expenses not explicitly agreed to be reimbursed herein.

10.                                 Termination.

(a)                                  For Cause. This Agreement may be terminated for any of the following reasons, each of which shall be deemed a termination “for cause:”

(i)                                     Upon the bankruptcy or insolvency of Representative, or the assignment for the benefit of creditors or similar disposition of the assets of Representative’s business;

(ii)                                  The abandonment of the business by the Representative;

(iii)                               A conviction or a plea of guilty or no contest to a charge of violating any law relating to Representative’s business, or the conviction or a plea of guilty or no contest to a charge of violating a felony which involves moral turpitude;

(iv)                              The commission of any act by Representative which materially impairs the goodwill associated with the Company or the Company’s trademarks, trade names, service marks, logo types or other commercial symbol;

(v)                                 The failure of Representative to meet the minimum sales performance criteria established on Exhibit B attached hereto and incorporated herein (the “Minimum Performance Criteria”); or

(vi)                              Company ceases to provide the Service or the iParty.Com Agreement is terminated;

(vii)                           Breach of any provision of this Agreement and failure to cure such breach within 60 days of written notice of such breach.

(b)                                 Procedure for Termination for Cause.  Any termination pursuant to Paragraph 11 (a) shall be effective immediately upon the delivery of written notice thereof the Representative; provided, however, that such termination shall not be effective until and unless all applicable federal or state laws, rules or regulations shall have been complied with. No past, present or future act, or failure to act, by the Company shall be, or be deemed to be, a waiver or modification of the Company’s right to terminate this Agreement hereunder.

(c)                                  Without Cause. Either party may terminate this Agreement for any reason upon furnishing the other party a written termination notice at least 90 days in advance of the termination date.

11.                                 Nondisclosure of Confidential Information.

(a)                                  Nondisclosure.  Representative acknowledges that he, she, or it shall have access to certain aspects of Confidential Information (as hereinafter defined) of the Company. Unless granted written permission by the Company, Representative agrees not to directly or indirectly use or disclose Confidential Information for so long as said information retains the characteristics of Confidential Information as defined herein.

(b)                                 Confidential Information.  For purposes of this Agreement, Confidential Information shall mean all information or compilations of information that derive independent economic value for not being generally known or readily ascertainable by proper means, or which the Company considers confidential. Confidential Information includes, but is not limited to, trade secrets, customer lists, customer incentive or promotion plans, business records, price lists, business strategies, sales techniques, marketing plans, management systems and procedures, computer programs, and the results of research and development whether complete or in progress.

(c)                                  Documents and Tangible Items.  All documents and tangible items provided to Representative by the Company for use in connection with this Agreement, which documents in any way discuss or incorporate Confidential Information, are the property of the Company and shall be promptly returned to the Company upon termination of this Agreement, or upon request of the Company, together with all copies, reportings, abstracts, notes or reproductions of any kind made from or relating to the documents and tangible items or the information they contain.

12.                                 Injunctive Relief.  Representative agrees that any breach of Paragraph 11 of this Agreement would confer irreparable harm on the Company, which irreparable harm may not be compensable entirely with monetary damages.  Representative agrees that injunctive relief is an appropriate remedy for breach of those provisions of this Agreement.  Such injunctive relief shall be in addition to and not a limitation of any monetary relief or other remedies or rights to which the Company is or may be entitled to in law, in equity, or otherwise.

13.                                 Miscellaneous Provisions.

(a)                                  Modifications.  Except for the iParty.com Agreement referred to herein, this Agreement supersedes all prior agreements and understandings between the parties, and it may not be changed or terminated orally.  No amendment, modification, termination or attempted waiver of any of the provisions hereof shall be valid unless in writing signed by both parties hereto.

(b)                                 Notices.  All notices or other communications including Termination Notices, from either of the parties hereto to the other shall be in writing and shall be considered to be duly delivered or served three business days following the date when sent by first class, certified mail, return receipt requested, postage prepaid to the party at its address as set forth at the beginning of this agreement or to such other address as such party may hereafter designate by written notice to the other party, or when received if sent by some other method.

(c)                                  Severability of Provisions.  Should any provision of this Agreement be unenforceable under then applicable law, or be declared invalid through arbitration or by a court of competent jurisdiction for any reason, such provision, or invalidity thereof, shall not affect the validity of any remaining provision of this Agreement which shall remain in full force and effect as if this Agreement had been executed with the invalid unenforceable provision eliminated.

(d)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(e)                                  Survival of Terms and Conditions.  The terms and conditions of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party for whose benefit they operate.

(f)                                    Effect of Headings.  The subject headings of the paragraphs of this Agreement are included for purposes of convenience only and shall not effect the construction or interpretation of any of its provisions.

(g)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.  Any and all causes of action, claims, suits or demands arising from or related to the terms of this Agreement or the relationship of the Company and the Representative hereunder shall be brought in federal or state courts located in the State of Minnesota.  The Representative hereby consents and submits to the jurisdiction of said courts and agrees that service of process may be made by publication, by registered or certified mail, or in any manner provided under Minnesota or applicable Federal law.

(h)                                 Assignment.  Representative may not assign its interest under this Agreement without the express written consent of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

COMPANY: Taymark, Inc.

REPRESENTATIVE: iParty Corp.

BY:	BY:

Johathon Staruck, General Manager

Name:  Patrick Farrell, President

Schedule I

Licensed Intellectual Property

Marks	U.S. Registration or Serial No.’s

IPARTY.COM	2649801 and 76139874

IPARTY	756946649

Web Page Content

Articles

Party Tips

Product Descriptions

Basic Shop

Gateways

Site layout, design and navigation know-how

Site look and feel

Web Page Software

Database Structure

Product Hierarchy

Schedule II

Intellectual Property – Additional License

Web Page Content

Product Descriptions

Basic Shop

Site Layout, design and navigation know-how

Web Page Software

Database Structure

Product Hierarchy

Schedule III

Web Site Functionalities and Features

a.                                       Site Functionality

Site Layout

Drop down menus

Right nav – Shop a la carte

Cross selling

Gateways – Halloween, Parrot Head

Basic Shop

b.                                      Services on Site

Browse and order goods

Browse content

Sign up for Special offers

Store Info

Track orders

Enter coupon codes

Jobs section

Investor relation section

Send email to CustomerCare@
Gurus@
Corporate@
Privacy@
Jobs@
Remove@

Link to Margaritaville.com